Exhibit 99.1

August 23, 2006

FOR IMMEDIATE RELEASE

OTS Approves WaMu Acquisition of Commercial Capital Bancorp, Inc.

SEATTLE, WA & IRVINE, CA — Washington Mutual, Inc. (NYSE: WM) and Commercial Capital Bancorp, Inc. (NASDAQ: CCBI) today announced that the Office of Thrift Supervision (OTS) has approved the acquisition of Commercial Capital Bancorp, Inc.

CCBI stockholders overwhelmingly approved the acquisition during a special meeting held in late July. The transaction is expected to close on October 1.

“With Commercial Capital shareholder and OTS approvals complete, we’re set to welcome CCB to the WaMu family,” said Kerry Killinger, Washington Mutual chairman and chief executive officer. “This acquisition strengthens our already solid position in the attractive California multi-family and small commercial real estate lending markets. We look forward to offering the broader Washington Mutual product line to Commercial Capital’s clients.”

“We’re very excited that all of the approvals are complete and that our team will soon be joining WaMu,” said Stephen H. Gordon, chairman and chief executive officer of Commercial Capital Bancorp, Inc. “We look forward to a smooth closing and our customers experiencing the benefits of being served by one of the preeminent banking organizations in the country.”

About Washington Mutual

Washington Mutual, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At June 30, 2006, Washington Mutual and its subsidiaries had assets of $350.7 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate more than 2,600 consumer and small business banking stores throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

About Commercial Capital Bancorp, Inc.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.7 billion of total assets, at June 30, 2006. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation, North American Exchange Company and Lawyers Asset Management brand names.

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Washington Mutual
Media Contact:	Investor Relations Contact:
Alan Gulick, 206-500-2760	Alan Magleby, 206-490-5182
alan.gulick@wamu.net	alan.magleby@wamu.net

Commercial Capital Bancorp, Inc.

Contact:

Jeff L. Leonard, 949-585-7500

Fax: 949-585-0174